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                                                                    EXHIBIT 20.1

                                 PRESS RELEASE         [AVIVA LOGO APPEARS HERE]


For immediate release

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                AVIVA REPORTS ON COLOMBIAN DEVELOPMENT PROGRAM
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DALLAS, TEXAS, DECEMBER 3, 1996 . . . .Aviva Petroleum Inc. (AMEX: "AVV"), the
Dallas based oil and gas exploration company reported today on its development drilling program in Colombia.

The Company stated that its Linda #4 development well has reached total depth of 9,162 feet and casing has been set. The Company plans to perforate and test 55, 52, and 23 feet of the Villeta U, T and Caballos sands, respectively. This testing program is expected to be complete in 15 to 20 days, and results will be published when available.

The Linda #4 is the second of four development locations identified by a 3-D seismic survey conducted over the Toroyaco and Linda fields last year.
Following the completion of the Linda #4 well, the drilling rig will be moved to the Linda #5 development location.

Aviva Petroleum is engaged in the exploration for and the development and production of oil and gas in Colombia and offshore in the United States.
Aviva's common stock is also quoted on the London Stock Exchange (symbol "AVP").

Cautionary Statement Regarding Forward-Looking Information:
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The above statements are based on current expectations.  These statements are forward looking and actual results may differ materially. Factors which could materially affect the Company's plans in the future are general economic conditions; the timing of environmental and other necessary administrative permits; the impact of the activities of OPEC and other competitors; the impact of possible geopolitical occurrences world-wide; the results of financing efforts; changes in laws and regulations; capacity, deliverability and supply constraints or difficulties, unforeseen engineering and mechanical or technological difficulties in drilling or working-over wells, and other risks described in the Company's filings with the Securities and Exchange Commission. Because of the foregoing matters, the Company's actual results for 1996 and beyond could differ materially from those expressed in the above-described forward-looking statements.


Further Information:

Ron Suttill
Aviva Petroleum Inc.
Dallas, Texas
214 691 3464